MUNCY COLUMBIA FINANCIAL 8-K

Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

THIS EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (“Agreement”) has been entered into, as of February 11th, 2025, by and between Robert J. Glunk, (referred to below as “Executive”) and Muncy Columbia Financial Corporation, a Pennsylvania business corporation, and Journey Bank, a Pennsylvania bank and trust company (together, the “Company”).

BACKGROUND

WHEREAS, the Executive has most recently served as Executive Chairman of the Company pursuant to an employment agreement originally dated April 17, 2023, and most recently amended and restated on February 13, 2024 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company are also parties to a Supplemental Executive Retirement Plan originally dated May 17, 2016, and most recently amended on February 13, 2024 (the “SERP”); and

WHEREAS, Executive and the Company have agreed to an exchange of consideration by which all matters relating to Executive’s employment and separation from employment have been resolved, the details of which are set forth below; and

WHEREAS, after separating from employment with the Company, the Executive will become the Chairman of the Board of Directors (the “Board”) of the Company; and

NOW, THEREFORE, for and in consideration of the foregoing promises and the covenants contained herein, and for other consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Employment and Service as Director.

(a) Executive’s last day of active employment with Company is February 28, 2025 (the “Termination Date”). Executive, unless otherwise set forth herein, will turn over all keys, passes and other property of the Company and will otherwise comply with the normal employment separation procedures. Executive will be paid his salary pursuant to the terms of the Employment Agreement through the Termination Date.

(b) Executive’s execution of this Agreement shall serve as notice of his resignation from the Company as its Executive Chairman, effective as of the Termination Date, provided, however, Executive will continue to serve through his existing term on the Board as its Chairman. In addition, subject to applicable legal requirements and director qualification requirements contained in the Company’s bylaws or in a written policy adopted by the Board after November 11, 2023, the Company agrees to nominate Executive to one additional full term of service as a director and to recommend his election to the Company’s shareholders.

2. Separation Pay and Benefits. Following receipt of the Executive’s signed copy of this Agreement and upon the expiration of the revocation period related to the releases contained in the form of release attached hereto as Exhibit A delivered on the Termination Date, the Company and Executive agree that:

(a) In full consideration of termination of the Executive’s Employment Agreement (including any severance amounts thereunder), the Company shall pay Executive $650,000 payable in a single lump sum within fifteen (15) days after the Termination Date.

(b) Executive’s SERP is amended in the form attached hereto as Exhibit B to provide that effective as of the Termination Date, Executive shall be entitled to his full benefit of $150,000 per year for 15 years (subject to the otherwise applicable terms of the SERP).

(c) In full consideration of the Executive’s participation in the Muncy Bank & Trust Company Executive Supplemental Life Insurance Plan (the “Split Dollar Plan”), and the related amendments thereto, including the Fourth Amendment to the Split Dollar Plan dated August 1, 2016, Executive shall be entitled to a benefit equal to 3.5x compensation, but to be capped at the lesser of $900,000 or the Net Death Proceeds, as such term is defined by the Split Dollar Plan.

(d) From the date of termination of employment through the date of Executive’s attainment of age 65, the Company also shall maintain in full force and effect, for the continued benefit of the Executive, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination, if the Executive’s continued participation is possible under the general terms and provisions of such plans, and programs, except that if the Executive’s participation in any health, medical or life insurance plan or program is barred, the Bank shall obtain and pay for, on the Executive’s behalf, individual insurance plans, policies or programs which provide to the Executive health, medical and life insurance coverage which is substantially equivalent to the insurance coverage to which Executive was entitled prior to the date of termination. Executive’s death during the period in which the health and medical (including, but not limited to health, dental and vision) insurance coverage benefit is to be provided pursuant to this Section shall not affect the Executive’s spouse’s right to the continuation of such benefit through the expiration of such period.

(e) Within thirty (30) days of the Termination Date, the Company will transfer ownership of the Executive’s Company vehicle, a 2023 Jeep Gladiator with Vin #1C6HJTFG7PL565920 to Executive.

(f) Commencing effective as of the Termination Date, in his role as Chairman of the Board and long as Executive continues in that role, Executive will receive an annual stipend of $75,000 (pro-rated for the initial calendar year).

3. Non-Admission of Liability. It is agreed and understood that neither the offer of this Agreement nor the provision of any payments hereunder constitute or will be construed as an admission of liability or of any wrongdoing or violation of law on the part of the Company, or the Executive.

4. Confidentiality; Assignment of Developments; Covenant Not to Compete. Executive acknowledges that the provisions of Section 8 of the Employment Agreement, related to Post-Employment Covenants shall survive this Agreement; provided, however, that Executive and the Company agree that the twenty-four (24) months restriction periods set forth in Sections 8(b)(i), (ii), (iii), (iv) and (c) of the Employment Agreement are hereby amended and extended to thirty-six (36) months, and the fifty (50) mile radius set forth in Section 8(b)(iii) of the Employment Agreement is hereby amended and extended to one hundred (100) miles. Executive acknowledges that the restrictions set forth in Sections 8(b)(i), (ii), (iii), (iv) and (c) of the Employment Agreement, as amended hereby, are fair and reasonable, and are legitimately required for the protection of the Company’s business, interests and goodwill. In the event that any part of Sections 8(b)(i), (ii), (iii), (iv) and (c) of the Employment Agreement is deemed by a court of competent jurisdiction to be overbroad or otherwise invalid, Executive authorizes said court to enforce such provisions to the fullest extent possible to protect the interests of the Company. In addition, Executive specifically agrees and understands that the covenants set forth in Sections 8(b) and/or (c) of the Employment Agreement, as amended hereby, shall survive the Executive’s employment relationship with the Company. Executive agrees that, in addition to and not in lieu of any other remedy to which the Company may be entitled under this Agreement, the Employment Agreement, at law or in equity, Executive shall be required to forfeit and pay back to the Company the payment set forth in Section 2(a) of this Agreement in the event Executive breaches any covenant set forth in Sections 8(b) and/or (c) of the Employment Agreement, as amended hereby.

5. Waiver of Employment or Re-Employment. Executive waives any and all rights to employment or re-employment with the Company or any of the other Releasees, and, other than with respect to other rights and benefits specifically reserved in this Agreement, to participation in any of the Company’s benefit plans which Executive ever had, may now have, or may hereinafter have, whether known or unknown to Executive at the time of the execution of this Agreement.

6. Remedies for Breach. If, contrary to the provisions of this Agreement, Executive files a lawsuit against a released party, improperly discloses the terms of this Agreement to an unauthorized person, communicates disparaging information or otherwise commits a material breach of this Agreement, the Company will, in addition to and not instead of any other available legal or equitable remedies and without affecting the enforceability of the release, have the right to discontinue immediately payments under Paragraph 2 hereof.

7. General.

(a) No provision of this Agreement may be modified, amended or revoked, except in a writing signed by Executive and an authorized officer of the Company.

(b) This Agreement supersedes and replaces all previous and contemporaneous written or oral agreements relating to Executive’s employment and employment separation (including, but not limited to, the Employment Agreement), except as otherwise specifically provided herein. The payments and benefits provided for herein are in lieu of payments or benefits under any other express or implied contracts, programs, plans or arrangements of the Company, except vested retirement benefits to the extent applicable.

(c) This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice or conflict of laws principles.

(d) In the event of any dispute between the parties concerning the terms and provisions of this Agreement, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

[Signature page follows on next page]

IN WITNESS WHEREOF, and intending to be legally bound, Executive and the Company have signed this Separation Agreement and General Release on the date first indicated above.

/s/ Robert J. Glunk
Robert j. glunk

muncy columbia financial corporation

By:	/s/ Lance O. Diehl
Lance O. Diehl
President and Chief Executive Officer

JOURNEY BANK

By:	/s/ Lance O. Diehl
Lance O. Diehl
President and Chief Executive Officer

Exhibit A

Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in that certain Employment Agreement, dated April 17, 2023 and most recently amended and restated on February 13, 2024 (the “Employment Agreement”), and the SERP dated May 17, 2016 and most recently amended on February 13 2024 between me and Muncy Columbia Financial Corporation (the “Company”), as modified pursuant to the Employment Separation Agreement dated February February 11, 2025 (the “Separation Agreement”), which benefits are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge Company and any of its subsidiaries and Affiliates and all of their respective past, present and future officers, directors, trustees, equity holders, employees, agents, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released Parties”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by Company or any of its Affiliates or the termination of that employment, including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Worker Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; Executive Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Genetic Information Non-Discrimination Act, 42 U.S.C. 2000ff-1 et seq., the Lilly Ledbetter Fair Pay Act; the National Labor Relations Act, as amended, the Pennsylvania Wage Payment and Collection Law; the Pennsylvania Equal Pay Act; any applicable Executive Orders; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Company; or any claim for wrongful discharge, breach of contract, intentional infliction of emotional distress or defamation; or any claim for costs, fees or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as “Claims”), other than (i) the right to payment of any vested or accrued benefits under any supplemental compensation, insurance, retirement and/or other benefit plan or agreement applicable to Executive, (ii) the right to payment of any amounts owed to me by Company pursuant to the Separation Agreement, (iii) any rights under applicable workers compensation or unemployment compensation laws, (iv) any rights that survive termination of my employment pursuant to an option grant agreement or certificate to purchase Company’s (or an Affiliate’s) capital stock as set forth in the Separation Agreement, (v) any rights with respect to Company’s (or an Affiliate’s) capital stock owned by Executive or (vi) any rights to indemnification under the Agreement, Company’s by-laws or any other applicable law.

I acknowledge that I have no knowledge of any medical or other facts that would give rise to a claim for workers’ compensation benefits with respect to my employment with the Company, and further acknowledge and agree that, as it relates to my employment with the Company, the Company has complied in all respects with its obligations under the Fair Labor Standards Act and applicable Pennsylvania Minimum Wage Act.

I represent and warrant that neither I nor anyone acting on my behalf has filed any complaint against the Company or any other Released Party with any local, state, or federal court or any other governmental or regulatory body. I acknowledge that neither I nor anyone acting on my behalf has to date filed any charge or complain with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any federal, state or local agency authorized to investigate charges or complaints or unlawful employment discrimination (together, “Agency”). I understand that nothing in this Agreement bars me or anyone acting on my behalf from filing a charge or complain of unlawful employment discrimination with an Agency, or assisting in an investigation of a charge or complaint of unlawful employment discrimination with an Agency. However, if any Agency or court has now assumed or later assumes jurisdiction of any complaint or charge on my behalf against any Released Party, I will disclaim entitlement to any relief.

Pursuant to the Defend Trade Secrets Act of 2016, I understand that:
(a)	I may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and
(b)	If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

I agree to cooperate with the Company in connection with any ongoing administrative, regulatory, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which I may have personal knowledge because of employment with the Company. Such cooperation will include willingness to be interviewed by representatives of the Company and to participate in such proceedings by deposition or testimony. I understand that the Company will reimburse me for reasonable expenses incurred by me by reason of such cooperation.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as Company may specify) from the later of the date my employment with Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Secretary, Board of Directors of Company (or such other person as Company may specify by notice to me given in accordance with the Agreement) and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:	/s/ Robert J. Glunk

Name:	Robert J. Glunk

Date Signed:	February 11, 2025

Exhibit B

FOURTH AMENDMENT TO

Supplemental Executive Retirement Plan

THIS FOURTH AMENDMENT (the “Amendment”) is made and entered into as of the 11th day of February 2025, by and between Journey Bank (successor by merger to The Muncy Bank and Trust Company) (the “Company”), and Robert Glunk (the “Executive”).

The Company and the Executive entered into a Supplemental Executive Retirement Plan dated May 17, 2016, as amended by that certain First Amendment dated July 28, 2016, that certain Second Amendment dated May 21, 2019, and that certain Third Amendment dated February 13, 2024 (together, the "Agreement"), which provides deferred compensation benefits to the Executive under the circumstances described therein. The Company and the Executive now wish to further amend the Agreement by the execution and delivery of this Fourth Amendment.

Now, therefore, the Employer and the Executive agree as follows and adopt the following amendments to the Agreement:

Sections 2.1 through 2.5 of the Agreement shall be deleted in their entirety and replaced by the following:

2.1 Retirement Benefit. Upon Separation from Service, the Company shall pay the Executive an annual benefit in the amount of One Hundred Fifty Thousand Dollars ($150,000). The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Separation from Service.

2.2 [RESERVED]
2.3 [RESERVED]
2.4 [RESERVED]
2.5 [RESERVED]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have executed this Fourth Amendment.

Executive:	Company:

/s/ Robert Glunk	By:	/s/ Lance O. Diehl
Robert Glunk		Lance O. Diehl, President and Chief Executive Officer